Exhibit 99.1

Contacts:	Nicole Sherman and David Lam Riverview Bancorp, Inc. 360-693-6650

Michael Sventek, EVP and CLO, Announces Retirement from Riverview Bancorp, Inc.

Vancouver, WA – August 10, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today announced the retirement of Executive Vice President and Chief Lending Officer Michael Sventek, effective October 30, 2026.

“Mike has had a distinguished banking career spanning more than 35 years, and we are grateful for the leadership, experience and steady partnership he has brought to Riverview. During his tenure, he has been integral in establishing long-term growth strategies to increase and diversify our loan portfolio, ultimately expanding our ability to deepen client relationships throughout the communities we serve. Mike’s commitment to our clients and our people has made a meaningful difference, and we sincerely thank him for his contributions. We wish Mike all the best in his well-earned retirement,” stated Nicole Sherman, President and CEO.

"After many rewarding years in the financial services industry, the time feels right to begin a new chapter and to enjoy retirement. I am deeply grateful for the relationships I have built throughout my career and for the opportunity to work alongside so many talented and dedicated colleagues, especially here at Riverview Bank. It has been rewarding to help support the growth of our clients and communities, and I am proud of the strong team and culture we have built together. Riverview is a special organization with a bright future, and I leave with tremendous appreciation for everyone who has been part of this journey and confident in the Bank’s continued success," said Mike Sventek, EVP and Chief Lending Officer.
“As Mike moves on to this new chapter, we will also be commencing the search for his successor as our new Chief Lending Officer,” Sherman continued. “We plan to initiate a broad-based search in the upcoming month to identify a candidate who brings both the expertise and the dedication this position requires. We look forward to finding a leader who is committed to the clients and communities we serve and who can build on the strong foundation Mike leaves behind, while bringing a fresh perspective and energy to our already strong team.”
About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.47 billion at June 30, 2026, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 12 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

RVSB Press Release
August 10, 2026

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make including those described in 1A (Risk Factors) of the Company’s Form 10-K for the fiscal year ended March 31, 2026. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.